NETSTREIT CORP. PROVIDES UPDATE ON FOURTH QUARTER AND FULL YEAR 2021 BUSINESS ACTIVITIES

–ANNOUNCES 2022 AFFO GUIDANCE -
- ANNOUNCES DATES AND DETAILS FOR FOURTH QUARTER EARNINGS RELEASE AND CONFERENCE CALL -

Dallas, TX, January 5, 2022 – NETSTREIT Corp. (NYSE: NTST) (the “Company”), a nationwide owner of high-quality, single-tenant net lease properties, today provided an update on the Company’s fourth quarter and full year 2021 business activities. The Company also announced that it will release its fourth quarter and full year 2021 financial results on Thursday, February 24, 2022 after the close of market trading. A conference call will be held on Friday, February 25, 2022 at 10:00 AM ET.

"2021 was a transformative year for NETSTREIT as we continued to execute on our growth strategy, completing $413.7 million of net acquisitions, increasing the size and diversity of our portfolio, and maintaining portfolio occupancy of 100% throughout the year," said Mark Manheimer, Chief Executive Officer of NETSTREIT. "As we look ahead to 2022, we plan to continue our strong momentum on both the investment and capital fronts. We will continue to capitalize on our significant growth opportunity within the net lease sector, utilizing our dedicated team and platform, our deep industry expertise, and our high-quality balance sheet."

Fourth Quarter and Full Year 2021 Business Update
Portfolio Construction:

Fourth Quarter 2021 Portfolio Activity:

•For the fourth quarter, the Company had total net investment activity of $159.8 million, which includes acquisitions of $150.5 million, and ongoing development funding of $9.3 million
•The Company completed $150.5 million of acquisitions at an initial cash capitalization rate, including acquisition costs, of 6.5%. Acquisitions completed during the quarter had a weighted-average remaining lease term of 10.4 years, with 39.5% of the properties occupied by investment grade tenants and 18.4% occupied by tenants with investment grade profiles1
•The Company provided $9.3 million of on-going development funding in the fourth quarter, including funding to support five new developments for two investment grade tenants and three tenants with investment grade profiles, with estimated total project costs of $23.0 million
•The Company had no dispositions in the fourth quarter

Full Year 2021 Portfolio Activity:

•The Company completed $445.6 million of acquisitions in 2021, at an initial cash capitalization rate, including acquisitions costs, of 6.5%. Acquisitions completed in the year had a weighted-average remaining lease term of 10.3 years, with 60.4% of the properties occupied by investment grade tenants and 21.6% occupied by tenants with investment grade profiles
1 Unrated tenants with more than $1.0 billion in annual sales and a debt to adjusted EBITDA ratio of less than 2.0x.

•The Company provided $18.8 million of total development funding for 10 projects during the year, with nine of the projects for investment grade tenants or tenants with investment grade profiles
•The Company completed $31.9 million of total dispositions during the year

Portfolio Composition:

•As of December 31, 2021, the NETSTREIT portfolio was comprised of 327 leases with 67 total tenants, contributing $71.2 million of annualized base rent2, with a weighted-average remaining lease term of 9.9 years, of which 65.2% were occupied by investment grade tenants and 16.4% were occupied by tenants with investment grade profiles
•The Company portfolio occupancy is 100.0% as of December 31, 2021
•During the year, the Company increased its ABR over 70% from $41.8 million to $71.2 million, and increased its combined investment grade and investment grade profile percentage from 78.0% to 81.6%. The Company added 15 new tenants and three new states to its portfolio during the year.

Balance Sheet:

During the fourth quarter, the Company issued 3,852,436 of common stock at a weighted average price of $23.36 per share in connection with its ATM program for gross proceeds of approximately $90.0 million.
In April 2021, the Company issued 10,915,688 shares of common stock in a public offering at $18.65 per share, resulting in gross proceeds to the Company, before deducting underwriting discounts and commissions and other offering expenses, of approximately $203.6 million.

2022 Outlook

The Company is providing its initial full year 2022 AFFO per share guidance in the range of $1.13 to $1.17 per share. This AFFO guidance is based on the following assumptions:

•The Company expects acquisition activity, including completed developments and net of dispositions, to be at least $480.0 million in 2022
•The Company expects cash G&A to be in the range of $14.5 million to $15.0 million (inclusive of transaction costs), and expects non-cash compensation expense to be in the range of $5.0 million to $5.5 million
•The Company expects cash interest expense to be in the range of $5.0 million to $5.5 million, with approximately $0.6 million of additional non-cash deferred financing fee amortization
•Full year 2022 diluted weighted average shares outstanding, which includes the impact of OP units, are expected to be in the range of 52.0 million to 54.0 million shares

ESG Webpage and New Corporate Headquarters

During the fourth quarter, the Company launched its ESG webpage to showcase its commitment to environmental stewardship, social responsibility, and good governance.
2 Annualized base rent is calculated by multiplying (i) cash rental payments (a) for the month ended December 31, 2021 (or, if applicable, the next full month's cash rent contractually due in the case of rent abatements, rent deferrals, recently acquired properties and properties with contractual rent increases, other than properties under development) for leases in place as of December 31, 2021, plus (b) for properties under development, the first full month's permanent cash rent contractually due after the development period by (ii) 12.

The Company will be relocating to its new corporate headquarters in the next month to 2021 McKinney Avenue, Suite 1150, Dallas, Texas, 75201. The new headquarters will help increase employee engagement and promote NETSTREIT's culture, as well as broaden the Company's environmental and social commitments.

Earnings Release and Call Date and Time

The Company will release its fourth quarter and full year 2021 financial results after the close of market on Thursday, February 24, 2022. A conference call will be held on Friday, February 25, 2022 at 10:00 AM ET. During the conference call, the Company’s officers will review fourth quarter and full year 2021 performance, discuss recent events, and conduct a question and answer period.

The webcast will be accessible on the “Investor Relations” section of the Company’s website at www.NETSTREIT.com. To listen to the live webcast, please go to the site at least fifteen minutes prior to the scheduled start time to register, as well as download and install any necessary audio software. A replay of the webcast will be available for 90 days on the Company’s website shortly after the call.

The conference call can also be accessed by dialing 1-877-451-6152 for domestic callers or 1-201-389-0879 for international callers. A dial-in replay will be available starting shortly after the call until March 4, 2022, which can be accessed by dialing 1-844-512-2921 for domestic callers or 1-412-317-6671 for international callers. The passcode for this dial-in replay is 13725918.

About NETSTREIT
NETSTREIT is a Real Estate Investment Trust (REIT) based in Dallas, Texas that specializes in acquiring single-tenant net lease retail properties nationwide. The growing portfolio consists of high-quality properties leased to e-commerce resistant tenants with healthy balance sheets. Led by a management team of seasoned commercial real estate executives, NETSTREIT aims to create the highest quality net lease retail portfolio in the country with the goal of generating consistent cash flows and dividends for its investors.

Investor Relations
ir@netstreit.com
972-597-4825